Exhibit 99.1

PRESS RELEASE

Contact: Diana Vincent

(408) 558-8500

ZILOG, INC. ANNOUNCES

PRICING OF A PUBLIC OFFERING

SAN JOSE, Calif., March 12, 2004 — ZiLOG, Inc., a global supplier of 8-bit micrologic semiconductor devices, today announced that it has priced a public offering of its common stock at a price of $12.50 per share, before underwriting discounts and commissions. The offering consists of 4,000,000 shares of common stock, of which 2,000,000 will be newly issued shares offered by the Company and 2,000,000 are existing shares offered by selling shareholders. In addition, the Company has granted the underwriters an option to purchase from the Company up to an additional 600,000 shares of common stock to cover over-allotments, if any. The shares are expected to commence trading on a when-issued basis on the Nasdaq National Market, on March 12, 2004 under the symbol “ZILG”. The offering is expected to close on March 17, 2004.

SG Cowen Securities Corporation and C.E. Unterberg, Towbin are acting as representatives of the underwriters.

The offering of these securities is made only by means of a prospectus, which may be obtained by writing or calling the prospectus departments of either SG Cowen Securities Corporation, at 1221 Avenue of the Americas, New York, New York 10020, (212) 278-6000, or C.E. Unterberg, Towbin, at 10 East Street, New York, New York 10022, (212) 389-8000.

A registration statement relating to these securities was filed with the Securities and Exchange Commission and declared effective by the SEC on March 11, 2004. The public offering is being made by means of a prospectus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains forward-looking statements, such as those relating to the timing of the closing. These forward-looking statements are based on our current expectations and are subject to a number of risks and uncertainties. For example, changes in market or other conditions could affect our ability to consummate the offering in a timely manner, if at all. ZiLOG undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.